Exhibit 99.1

ChevronTexaco Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

News from

FOR RELEASE AT 5:30 AM PST
JANUARY 28, 2005

CHEVRONTEXACO REPORTS FOURTH QUARTER NET INCOME OF $3.4 BILLION
AND RECORD $13.3 BILLION FOR YEAR

•	Upstream quarterly earnings of $2.2 billion benefit from higher oil and gas prices, gains on nonstrategic asset sales

•	Downstream earnings of $1.1 billion in quarter reflect increased industry demand and improved margins for refined products

•	Milestones reached during period in oil and gas exploration, start-up of production facilities and other areas of strategic focus

     SAN RAMON, Calif., Jan. 28, 2005 – ChevronTexaco Corp. today reported net income of $3.4 billion ($1.63 per share – diluted) in the fourth quarter 2004, closing out the strongest year in the company’s 125-year history. Net income in the fourth quarter 2003 was $1.7 billion ($0.82 per share – diluted).

     The 2004 quarter included special-item gains of $146 million, compared with $89 million a year ago. Foreign currency effects reduced earnings $54 million and $171 million in the corresponding periods.

     For the full year, net income was $13.3 billion ($6.28 per share – diluted), compared with $7.2 billion ($3.48 per share – diluted) in 2003. Net income for 2004 included $1.2 billion of net special-item gains, primarily from the disposition of producing properties. Earnings for 2003 included net special charges of $53 million.

Earnings Summary

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Income From Continuing Operations –
By Major Operating Area[1,2]
Upstream – Exploration and Production	$2,227	$1,562	$9,490	$6,359
Downstream – Refining, Marketing and Transportation	1,076	233	3,250	1,167
Chemicals	75	3	314	69
All Other	62	(70)	(20)	(213)

Total	3,440	1,728	13,034	7,382
Income From Discontinued Operations – Upstream[2]	—	7	294	44
Cumulative Effect of Changes in Accounting Principles	—	—	—	(196)

Net Income[1,2]	$3,440	$1,735	$13,328	$7,230

[1]Includes foreign currency effects	$(54)	$(171)	$(81)	$(404)
[2]Includes income (charges) from special items:
Continuing Operations	$146	$89	$905	$(53)
Discontinued Operations	—	—	257	—

Total	$146	$89	$1,162	$(53)

     “Our fourth quarter performance capped a year of record earnings for our company and reflects the focus on executing with excellence by our thousands of employees worldwide,” said Chairman and CEO

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Dave O’Reilly. “Upstream results in the quarter benefited from strong prices for crude oil and natural gas. Earnings in our downstream business improved significantly over last year’s quarter, as we continued to experience higher industry demand and improved margins for refined products worldwide.”

     O’Reilly added, “We achieved a strong 26 percent return on capital employed for the year, continuing to make significant strides compared with our major competitors in this important measure.” O’Reilly also noted the total return to the company’s stockholders during 2004, comprised of stock appreciation and the reinvestment of dividends, was over 25 percent, well above the S&P 500 benchmark return of 11 percent.

     “In upstream, we’re seeing major progress in achieving our strategic objectives to grow profitably in our core areas of operation and to build a global gas business that will commercialize our significant international gas resource base,” O’Reilly commented. He also remarked on a number of strategic milestones and operational successes in recent months for upstream and global gas:

     Angola

•	Production of first oil at the Bomboco Field located in the Block 0 concession, offshore Angola, which is part of the company’s Sanha-area development.

     Nigeria

•	Usan-6 appraisal well offshore southeastern Nigeria, representing a significant extension in the area west of the Usan Field in deepwater Oil Prospecting License 222.

•	Agreement with other shareholders of the West African Gas Pipeline Co. Ltd. to move forward with the construction of a pipeline to be used for the transportation of natural gas more than 400 miles from Nigeria to customers in Ghana, Benin and Togo.

     United Kingdom

•	Oil and gas discovery at the offshore Rosebank/Lochnagar well in the Faroe-Shetland Channel in the U.K. North Sea.

     Venezuela

•	Loran 3X natural gas discovery well in Block 2 of the Plataforma Deltana region, offshore Venezuela. This well extended the area of natural gas discovered previously at Loran 1X and 2X.

     North America

•	20-year agreement securing regasification capacity of 700 million cubic feet per day at the planned Sabine Pass LNG terminal in Louisiana.

•	Permit received from the Mexican Regulatory Energy Commission for a proposed natural gas import terminal off the coast of Baja California. The company was also notified by the Mexican Communication and Transport Secretariat as having won the public licensing round for the terminal’s construction and operation. This system will be capable of offloading, storing and regasifying LNG shipped from the Asia-Pacific Basin.

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•	Announcement of plans to submit federal and state permit applications to locate an LNG import and regasification terminal at the company’s refinery in Pascagoula, Mississippi.

     Kazakhstan/Russia

•	Full design capacity of the Caspian Pipeline Consortium pipeline was reached in early 2005 following receipt for the first time of oil that was produced in Russia.

     In additional comments on results for the company’s downstream operations in 2004, O’Reilly said, “Earnings in 2004 for our downstream businesses reflected a strategic focus on our company’s geographic areas of market strength, especially the Asia-Pacific and the U.S. West Coast and Sunbelt regions.” O’Reilly said successes in recent months included:

•	Resumption of gasoline marketing under the Texaco retail brand in the United States in mid-2004. By the end of the year, the company was supplying more than 1,000 Texaco retail sites, primarily in the Southeast, and plans to supply additional sites in the Southeast and West during 2005.

•	Preliminary agreement for a business partner in China to take a majority interest in the company’s existing joint venture that operates retail service stations in South China, as part of an overall plan to expand the company’s presence in China.

     O’Reilly also remarked on the strength of the company’s cash flows during 2004 and the balance sheet at the end of the year. Asset sales in 2004, primarily upstream properties and downstream service station sites, resulted in cash proceeds of $3.7 billion. In combination with strong cash flows from operations, the company was able to reduce its debt balances by $1.3 billion and thus lower its debt ratio from 26 percent to 20 percent, repurchase $2.1 billion of the company’s common shares in the open market and contribute $1.6 billion to employee pension plans. The company also increased its quarterly dividend 10 percent – marking the 17th consecutive year of higher dividend payouts to stockholders. At the end of the year, cash and marketable securities balances were $10.7 billion, up $5.4 billion from the end of 2003.

     In closing, O’Reilly said, “Our company’s 125th anniversary in 2004 was marked with many successes, both operationally and strategically. We’ve built tremendous financial strength and have a solid foundation of future growth projects, as evidenced by our recently announced 2005 capital and exploratory budget of $10 billion. Considering both of these factors, I am very optimistic about our company’s ability to continue creating value for our stockholders.”

Additional Information Related to Upstream – Oil and Gas Prices and Production

     Average prices in the fourth quarter 2004 for both U.S. and international crude oil and natural gas liquids increased 40 percent from the year-ago period to about $38 per barrel. The average sales price for U.S. natural gas between the corresponding periods increased 39 percent to $6.05 per thousand cubic feet, while the international price of $2.90 was up 8 percent. Worldwide oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined about 9 percent from the 2003 fourth quarter. About one half of the decline was associated with properties that were

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sold. Most of the decline otherwise was associated with the shut-in production in the Gulf of Mexico following hurricanes in the third quarter of 2004, and the effect of higher prices on the calculation of cost-recovery volumes for certain production-sharing contracts. Excluding these factors, oil-equivalent production worldwide decreased about 1 percent from the fourth quarter of 2003.

Sales and Other Operating Revenues

     Sales and other operating revenues in the fourth quarter 2004, excluding those associated with discontinued operations, were nearly $42 billion, up 39 percent from the year-ago quarter. For the year, comparable sales and other operating revenues of $151 billion increased 26 percent from the corresponding period in 2003. The increase in both periods reflected higher sales prices worldwide for refined products, crude oil and natural gas.

EXPLORATION AND PRODUCTION

     U.S. Exploration and Production

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Income From Continuing Operations*	$959	$720	$3,868	$3,160
Income From Discontinued Operations*	—	1	70	23
Cumulative Effect of Accounting Change	—	—	—	(350)

Segment Income*	$959	$721	$3,938	$2,833

*Includes income (charges) from special items:
Continuing Operations	$87	$(15)	$261	$(64)
Discontinued Operations	—	—	50	—

Total Special Items	$87	$(15)	$311	$(64)

     U.S. exploration and production income of $959 million in the fourth quarter increased $238 million from the 2003 period. Income in the 2004 quarter included special-item gains of $87 million related to the sale of nonstrategic assets, compared with net special charges of $15 million in the year-ago period. Earnings otherwise improved mainly on higher prices for crude oil and natural gas. Partially offsetting the benefit of higher prices between quarters were the effects of lower production and repair costs from Hurricane Ivan that occurred in September 2004.

     Net oil-equivalent production declined about 20 percent, or 175,000 barrels per day, from the 2003 quarter. The net liquids component of production was down 17 percent to 454,000 barrels per day. Net natural gas production averaged 1.6 billion cubic feet per day, down 23 percent. Excluding the lower production attributable to property sales and the effect of hurricanes, net oil-equivalent production otherwise declined about 7 percent. This decrease resulted mainly from normal field declines, which were only partially offset by new or increased production in certain fields. When adjusted for property sales and hurricanes, net liquids and net natural gas production declined 5 percent and 10 percent, respectively.

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     Damages from Hurricane Ivan are expected to restrict oil-equivalent production in the first quarter 2005 by approximately 35,000 barrels per day. Based on current projections, most of the remaining shut-in production will be restored in the second quarter of this year.

     International Exploration and Production

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Income From Continuing Operations[1,2]	$1,268	$842	$5,622	$3,199
Income from Discontinued Operations[2]	—	6	224	21
Cumulative Effect of Accounting Change	—	—	—	145

Segment Income[1,2]	$1,268	$848	$5,846	$3,365

[1]Includes foreign currency effects	$(74)	$(132)	$(129)	$(319)
[2]Includes income from special items:
Continuing Operations	$59	$121	$644	$98
Discontinued Operations	—	—	207	—

Total Special Items	$59	$121	$851	$98

     International exploration and production income of $1.3 billion in the fourth quarter 2004 increased $420 million from the year-ago period, mainly the result of higher prices for crude oil and natural gas. Partially offsetting the benefit of higher prices were lower oil-equivalent production and higher exploration expenses. Special items and foreign currency effects were essentially offsetting in each of the comparative quarters.

     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined 3 percent, or 49,000 barrels per day, from the year-ago period. The net liquids component declined 55,000 barrels per day to 1,338,000, while natural gas production increased 2 percent to 2.1 billion cubic feet per day.

     Excluding the lower production associated with property sales and reduced volumes connected with cost-recovery provisions of certain production sharing agreements, net oil-equivalent production increased nearly 2 percent. On this basis, liquids production was flat and natural gas production rose about 150 million cubic feet per day. Natural gas production was higher in a number of countries, including Australia, Denmark, Kazakhstan, Angola and Venezuela. Countries with lower production included the Philippines, Trinidad and Tobago, Indonesia, Colombia and Argentina.

REFINING, MARKETING AND TRANSPORTATION

     U.S. Refining, Marketing and Transportation

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Segment Income*	$372	$77	$1,261	$482

*Includes income (charges) from special items	$—	$23	$—	$(123)

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     U.S. refining, marketing and transportation earnings of $372 million increased $295 million from the 2003 quarter. Earnings improved mainly as a result of higher margins for refined products, particularly on the West Coast. The 2003 quarter included a last-in, first-out (LIFO) inventory gain of $44 million. The LIFO amount in the fourth quarter 2004 was negligible.

     Sales volumes for refined products increased 2 percent to 1,458,000 barrels per day on higher gasoline sales. Branded gasoline sales volumes of 578,000 barrels per day increased 5 percent between quarters, partially reflecting the reintroduction of the Texaco brand in the Southeast.

     International Refining, Marketing and Transportation

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Segment Income[1,2]	$704	$156	$1,989	$685

[1]Includes foreign currency effects	$(5)	$(54)	$7	$(141)
[2]Includes charges from special items	$—	$—	$—	$(189)

     International refining, marketing and transportation earned $704 million in the 2004 quarter, an increase of $548 million from the year-ago period. The improvement resulted mainly from higher margins for refined products in most of the company’s operating areas and higher earnings from equity affiliates.

     The 2003 quarter had $49 million of higher foreign currency losses. LIFO inventory gains were $15 million and $33 million in the 2004 and 2003 quarters, respectively.

     Total refined-product sales volumes of 2,397,000 barrels per day were 2 percent higher than last year’s quarter, due mainly to increased diesel fuel sales and gasoline trading volumes.

CHEMICALS

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Segment Income*	$75	$3	$314	$69

*Includes foreign currency effects	$(1)	$—	$(3)	$13

     Chemical operations earned $75 million, up $72 million compared with the 2003 quarter. The improvement related mainly to results for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC, which recorded higher margins for commodity chemicals and higher affiliate income than in the year-ago period.

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ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2004	2003	2004	2003

Net Income (Charges) Before Cumulative Effect[1,2] of Changes in Accounting Principles	$62	$(70)	$(20)	$(213)
Cumulative Effect of Accounting Changes	—	—	—	9

Net Income (Charges)[1,2]	$62	$(70)	$(20)	$(204)

[1]Includes foreign currency effects	$26	$15	$44	$43
[2]Includes (charges) income from special items	$—	$(40)	$—	$225

     All Other consists of the company’s interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

     Net income was $62 million in the fourth quarter 2004, a $132 million increase compared with the corresponding 2003 period. Excluding the effect of special items and foreign currency effects, segment results were $81 million higher in the 2004 quarter. The improvement between periods was associated with the company’s investment in Dynegy, including gains from redemption of certain Dynegy securities; higher interest income; and lower interest expense.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures for the year 2004 were $8.3 billion, compared with $7.4 billion in 2003. The amounts included $1.6 billion and $1.1 billion for the company’s share of affiliate expenditures in 2004 and 2003, respectively.

     Upstream expenditures worldwide in 2004 were $6.3 billion, or about 75 percent of the company total. The international portion of upstream expenditures was $4.5 billion, or 54 percent of total outlays for the company.

# # #

1/28/05

NOTICE

ChevronTexaco’s discussion of fourth quarter 2004 earnings with security analysts will take place on Friday, January 28, 2005, at 8:00 a.m. PST. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Web site at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.

ChevronTexaco will post selected first quarter 2005 interim company and industry performance data on its Web site on Wednesday, March 30, 2005, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental laws or regulations; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

		Three Months		Year Ended
CONSOLIDATED STATEMENT OF INCOME		Ended December 31		December 31
(unaudited)		2004	2003(1)	2004	2003(1)
REVENUES AND OTHER INCOME
Sales and other operating revenues (2)		$41,612	$30,018	$150,865	$119,575
Income from equity affiliates		785	262	2,582	1,029
Other income		295	67	1,853	308
Gain from exchange of Dynegy securities		—	—	—	365

Total Revenues and Other Income		42,692	30,347	155,300	121,277

COSTS AND OTHER DEDUCTIONS
Purchased Crude Oil and Products, Operating and Other Expenses		30,757	21,705	109,505	84,820
Depreciation, depletion and amortization		1,283	1,309	4,935	5,326
Taxes other than on income (2)		5,216	4,643	19,818	17,901
Interest and debt expense		112	111	406	474
Minority interests		22	14	85	80

Total Costs and Other Deductions		37,390	27,782	134,749	108,601

Income From Continuing Operations Before Income Tax Expense		5,302	2,565	20,551	12,676
Income tax expense		1,862	837	7,517	5,294

Income From Continuing Operations		3,440	1,728	13,034	7,382
Income From Discontinued Operations		—	7	294	44

Income Before Cumulative Effect of Changes in Accounting Principles		3,440	1,735	13,328	7,426
Cumulative effect of changes in accounting principles, net of tax		—	—	—	(196)

NET INCOME		$3,440	$1,735	$13,328	$7,230

PER-SHARE OF COMMON STOCK (3)
Income From Continuing Operations (4)	- Basic	$1.64	$0.82	$6.16	$3.55
	- Diluted	$1.63	$0.82	$6.14	$3.55
Income From Discontinued Operations	- Basic	$—	$—	$0.14	$0.02
	- Diluted	$—	$—	$0.14	$0.02
Cumulative Effect of Changes in Accounting Principles	- Basic	$—	$—	$—	$(0.09)
	- Diluted	$—	$—	$—	$(0.09)
Net Income (4)	- Basic	$1.64	$0.82	$6.30	$3.48
	- Diluted	$1.63	$0.82	$6.28	$3.48
Dividends		$0.40	$0.37	$1.53	$1.43

Weighted Average Number of Shares Outstanding (000’s)(3)
	- Basic	2,101,700	2,125,704	2,116,051	2,124,877
	- Diluted	2,110,099	2,128,183	2,121,838	2,126,957
(1) 2003 conformed to the 2004 presentation for discontinued operations.
(2) Includes consumer excise taxes:		$2,150	$1,825	$7,968	$7,095
(3) Per-share amounts and weighted average number of shares outstanding in all periods reflect a two-for-one stock split effected as a 100 percent stock dividend in September 2004.
(4) The amounts in 2003 include a benefit of $0.08 for the company’s share of a capital stock transaction of its Dynegy affiliate, which under  the applicable accounting rules was recorded directly to the company’s retained earnings and not included in net income for the period.

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Year Ended
SPECIAL ITEMS INCLUDED IN NET INCOME (1)	Ended December 31		December 31
(unaudited)	2004	2003	2004	2003
U.S. Upstream
Asset dispositions/impairments — continuing operations	$87	$23	$316	$(26)
Asset dispositions/impairments — discontinued operations	—	—	50	—
Litigation provisions	—	—	(55)	—
Restructuring and Reorganizations	—	(38)	—	(38)
International Upstream
Asset dispositions/impairments — continuing operations	59	25	644	2
Asset dispositions/impairments — discontinued operations	—	—	207	—
Tax Adjustments	—	118	—	118
Restructuring and Reorganizations	—	(22)	—	(22)
U.S. Downstream
Asset Dispositions	—	23	—	37
Environmental Remediation Provisions	—	—	—	(132)
Restructuring and Reorganizations	—	—	—	(28)
International Downstream
Asset dispositions/impairments	—	—	—	(147)
Restructuring and Reorganizations	—	—	—	(42)
All Other
Asset dispositions/impairments	—	(40)	—	(124)
Restructuring and Reorganizations	—	—	—	(16)
Dynegy preferred stock restructuring	—	—	—	365

Total Special Items	$146	$89	$1,162	$(53)

INCOME FROM CONTINUING OPERATIONS	Three Months		Year Ended
– BY MAJOR OPERATING AREA	Ended December 31		December 31
(unaudited)	2004	2003	2004	2003
Upstream – Exploration and Production
United States	$959	$720	$3,868	$3,160
International	1,268	842	5,622	3,199

Total Exploration and Production	2,227	1,562	9,490	6,359

Downstream – Refining, Marketing and Transportation
United States	372	77	1,261	482
International	704	156	1,989	685

Total Refining, Marketing and Transportation	1,076	233	3,250	1,167

Chemicals	75	3	314	69
All Other (2)	62	(70)	(20)	(213)

Income From Continuing Operations	3,440	1,728	13,034	7,382
Income From Discontinued Operations	—	7	294	44
Cumulative Effect of Changes in Accounting Principles	—	—	—	(196)

Net Income	$3,440	$1,735	$13,328	$7,230

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2004	Dec. 31, 2003
	(unaudited)
Cash and Cash Equivalents	$9,291	$4,266
Marketable Securities	$1,451	$1,001
Total Assets	$93,208	$81,470
Total Debt	$11,272	$12,597
Stockholders’ Equity	$45,230	$36,295

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW

	Three Months		Year Ended
CAPITAL AND EXPLORATORY EXPENDITURES (1)	Ended December 31		December 31
(Millions of Dollars)	2004	2003	2004	2003
United States
Exploration and Production	$490	$525	$1,820	$1,641
Refining, Marketing and Transportation	251	103	497	403
Chemicals	31	102	123	173
Other	119	110	512	371

Total United States	891	840	2,952	2,588

International
Exploration and Production	1,393	1,164	4,501	4,034
Refining, Marketing and Transportation	356	260	832	697
Chemicals	12	11	27	24
Other	1	8	3	20

Total International	1,762	1,443	5,363	4,775

Worldwide	$2,653	$2,283	$8,315	$7,363

	Three Months			Year Ended
OPERATING STATISTICS (1)	Ended December 31			December 31
NET LIQUIDS PRODUCTION (MB/D):	2004	2003		2004	2003
United States	454	547		505	562
International	1,202	1,256		1,205	1,246

Worldwide	1,656	1,803		1,710	1,808

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,618	2,110		1,873	2,228
International	2,107	2,072		2,085	2,064

Worldwide	3,725	4,182		3,958	4,292

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D): (3)	136	137		140	114

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	724	899		817	933
International	1,689	1,738		1,692	1,704

Worldwide	2,413	2,637		2,509	2,637

SALES OF NATURAL GAS (MMCF/D):
United States	4,189	3,804		4,004	3,871
International	1,843	1,875		1,885	1,951

Worldwide	6,032	5,679		5,889	5,822

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	167	180		177	194
International	116	101		105	107

Worldwide	283	281		282	301

SALES OF REFINED PRODUCTS (MB/D):
United States	1,458	1,430		1,506	1,436
International	2,397	2,343		2,402	2,302

Worldwide	3,855	3,773	(5)	3,908	3,738	(5)

REFINERY INPUT (MB/D):
United States	854	950		914	951
International	1,037	968		1,044	1,040

Worldwide	1,891	1,918	(5)	1,958	1,991	(5)

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	38	77	50	65
International	291	281	293	268
(3) Includes other international produced volumes (MB/D):
Athabasca Oil Sands	22	26	27	15
Boscan Operating Service Agreement	114	111	113	99
(4) The oil-equivalent sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas (OEG) conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2003 volumes conformed to 2004 presentation.